Date: January 4, 2012

AGREEMENT

This Agreement is hereby made among StellarOne Bank, its parent StellarOne Corporation, and the wholly owned subsidiaries of StellarOne Corporation (collectively “Client”), and Litz Van Dyke (“Van Dyke”) and VDAS LLC (“Contractor”), and is set forth below according to the following terms, conditions and provisions.
RECITALS:

A. Van Dyke is currently employed as an executive officer of StellarOne Corporation pursuant to an Employment Agreement dated January 1, 2011, between Van Dyke and StellarOne Corporation (the “Employment Agreement”).

B. Client and Van Dyke have mutually agreed that Van Dyke will resign from employment with StellarOne Corporation effective January 6, 2012.

C. Client and Contractor, which is wholly owned by Van Dyke, wish to provide for Contractor to perform certain consulting and project management activities following his resignation.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.           Client is an independent commercial banking firm that is headquartered in Charlottesville, Virginia, at 590 Peter Jefferson Parkway, Suite 250, Charlottesville, VA 22911.  Client is in the business of commercial banking throughout much of the Commonwealth of Virginia.
2.             Contractor’s business address is 2206 Piper Way Keswick, Va. 22947, business telephone number is 434-981-2791, and Employer Identification Number is 45-4082258.
3.           Client desires that Contractor perform, and Contractor agrees to make itself available to perform, consulting and project management activities for Client, as specifically requested and directed by the Chief Executive Officer (“CEO”) of StellarOne Corporation, for ten (10) days per calendar month during the term of this Agreement, which ten (10) days shall be scheduled at the mutual convenience of the parties, the term shall commence January 9, 2012 and shall end as provided hereinafter.  An initial list of such activities is set forth in Addendum A hereto, which may be modified by Client from time to time.
4.           For all services performed under Section 3 above, Client shall pay to Contractor monthly the sum of $19,583, payable on the last day of each month during the term of this Agreement.
5.           Client shall not be liable to Contractor for any expenses paid or incurred by Contractor, except that Client will reimburse Contractor for the necessary and reasonable costs incurred by Contractor in connection with the services provided hereunder.  However, any such expense greater than $500 must be pre-approved by the CEO of StellarOne Corporation in order to be eligible for reimbursement hereunder.  Any expenses reimbursed will be paid no later than ten (10) days following a properly supported request for reimbursement submitted by Contractor to Client, in such form as Client may reasonably require, provided that such request and supporting information is submitted no later than the end of the calendar quarter immediately following the calendar quarter in which the expense is incurred.
6.           No federal, state, local income tax or payroll tax of any kind shall be withheld or paid by Client on behalf of Contractor or any employee[s] of Contractor.  Contractor is not and shall not be treated as an employee of Client with respect to the services performed hereunder for federal or state tax purposes.
7.           Contractor is engaged in Contractor’s own independent business; Contractor and/or its employee[s] are not eligible for, and shall not participate in, any employer pension, health, or other fringe benefit plan of Client.
8.           Contractor understands that Contractor is responsible to pay, according to law, Contractor’s income taxes and any other applicable taxes.  Contractor and Van Dyke further understand that Contractor and/or Van Dyke may be liable for self-employment (Social Security/Medicare) tax to be paid by Contractor and/or Van Dyke according to law.
9.           No workers’ compensation insurance shall be obtained by Client concerning Contractor or the employees of Contractor.  Contractor shall comply with the workers’ compensation law concerning Contractor and the employees of Contractor.
10.           During the term of this Agreement, neither Contractor nor any of its employees will, directly or indirectly, provide services of the type provided for Client hereunder to any other commercial bank, or to any of the owners, officers, employees or agents of any such commercial bank, that is then in competition with Client in the market areas within the Commonwealth of Virginia in which it conducts its banking business, and it shall otherwise refrain from engaging in any activities that are detrimental to or otherwise opposed to or in conflict with the best interests of Client.
11.           At all times, including after the termination of this Agreement, Contractor will hold in strictest confidence and not use or disclose to anyone, except as required to perform the services provided hereunder, any Confidential Information of the Client.  As used herein, Confidential Information includes, without limitation, any of Client’s proprietary or confidential information, data, financial information, business plans, strategic initiatives, product plans, trade secrets, identity of customers, customer lists, internal corporate planning, methods of marketing and operation, marketing strategies, sales techniques, and other similar information that has not otherwise been disclosed to the public through no wrongdoing of Contractor.  This provision shall survive the termination of this Agreement.
12.           Effective immediately upon execution of this Agreement, Client, Van Dyke and Contractor agree that the Employment Agreement shall be null and void and of no further effect, and the parties shall have no further obligations thereunder, except as set forth herein.  Client and Van Dyke acknowledge and agree that Van Dyke remains subject to the non-competition provisions of Section 7(b)(i)(A) of the Employment Agreement during his continued employment as an employee of StellarOne Corporation, but that following the date Van Dyke’s employment with StellarOne Corporation ceases, Van Dyke is not subject to the non-competition provisions of Section 7(b)(i)(A) of the Employment Agreement, although during the term of this Agreement, Van Dyke is subject to the non-competition covenant in Section 10 of this Agreement.  Van Dyke acknowledges and agrees that he remains subject to the non-solicitation, non-contact and non-hire covenants set forth in Section 7(b)(i)(B) and (C) of the Employment Agreement and the parties agree that, effective immediately upon execution of this Agreement, the duration of such non-solicitation, non-contact and non-hire covenants shall be reduced from eighteen (18) months after the date Van Dyke’s employment with StellarOne Corporation ceases as provided in Section 7(b) of the Employment Agreement to twelve (12) months after the date Van Dyke’s employment with StellarOne Corporation ceases.  In addition to Van Dyke’s covenant in Section 11 of this Agreement, Van Dyke agrees that he shall not cause an “Unauthorized Disclosure of Confidential Information” as such term is described in Section 7(b)(ii) of the Employment Agreement.  This provision shall survive the termination of this Agreement.
13.  During the first 120 days of the term of this Agreement, Contractor may use the office and the office equipment that Van Dyke used as an employee of StellarOne Corporation located at 590 Peter Jefferson Parkway, Suite 250, Charlottesville, VA 22911 for purposes of performing the services described in this Agreement.
14.           This Agreement shall terminate at Midnight on October 9, 2012, unless sooner terminated in accordance with Section 15 of this Agreement.  If this Agreement is terminated mid-month, then the compensation payable to Contractor for the month of termination shall be prorated on a time-weighted basis (assuming a 30-day month).
15.           This Agreement shall automatically terminate on the death of Van Dyke.  Otherwise, Contractor’s engagement under this Agreement may not be terminated by Client during the first 120 days of the term of this Agreement except on account of the Contractor’s material violation of the terms of this Agreement or the occurrence of any act by Contractor that exposes Client to liability to others.  After the first 120 days of the term of this Agreement, either party may terminate Contractor’s engagement under this Agreement after giving 30 days’ written notice to the other of an intent to terminate and, by the same notice, the Contractor may terminate its engagement hereunder at any time.  The parties shall deal with each other in good faith during the 30-day period after any notice of intent to terminate has been given.
16.           At the end of the term of this Agreement, Contractor may, at its option, purchase for its then fair market value, which amount shall be determined by Client, the telephone and computer tablet owned by Client and which may be used by Contractor as of December 31, 2011 and thereafter (or any replacement thereof).  Contractor shall be required to promptly provide such telephone and computer tablet to Client upon request, so that Client can remove its proprietary and confidential information (including any programming providing access to Client’s hardware, software and electronic sites and other property) as necessary in accordance with Client’s security, media and confidentiality policies and practices.
17.           The failure of other party to exercise any of its rights under this Agreement for a breach thereof shall not be deemed a waiver of such rights or a waiver of any subsequent breach.
18.           Contractor has no authority to enter into contracts or agreements on behalf of Client.  This Agreement does not create a partnership between the parties.
19.           Contractor declares that Contractor has complied with all federal, state and local laws regarding business permits and licenses that may be required to carry out the work to be performed under this Agreement.
20.           Any notice given in connection with this Agreement shall be given in writing and shall be delivered either by hand to the party or by certified mail, return receipt requested, to the party at the party’s address stated herein.  Any party may change its address stated herein by giving notice of the change in accordance with this section.  Any notices required hereunder to be provided shall be provided as follows:

Client	c/o Ed Barham
Chief Executive Officer
StellarOne Bank
590 Peter Jefferson Parkway, Suite 250
Charlottesville, VA 22911
Van Dyke and/or VDAS LLC	2206 Piper Way
Keswick, VA 22947

21.           This Agreement may be assigned, in whole or in part, by Contractor only with the prior written consent of Client.
22.           Any dispute under this Agreement or related to this Agreement shall be decided in accordance with the laws of the Commonwealth of Virginia.
23.           This is the entire Agreement of the parties and cannot be changed or modified orally.
24.           If any part of this Agreement shall be held unenforceable, the rest of this Agreement shall nevertheless remain in full force and effect.
25.           This Agreement may be supplemented, amended or revised only in writing by agreement of the parties.

StellarOne Corporation and StellarOne Bank
By /s/ Jeffrey W. Farrar
Its Executive Vice President and Chief Financial Officer
Date January 4, 2012
VDAS LLC
By /s/ Litz Van Dkye
Its President
Date January 4, 2012
Litz Van Dyke
/s/ Litz Van Dyke
Date January 4, 2012

Addendum A

1)	Assist in smooth transition of direct reports:
a.	Rick Saunders to Dave Bilko
b.	Keith Houghton to Dave Bilko
c.	Steve Houchens to Dave Bilko
d.	Larry Patton to Jeff Farrar
e.	John Meyer to Jeff Farrar
2)	Facilitate negotiations with JHA and Fiserv
3)	Evaluation of lending platform software
4)	Support any core conversion activities
5)	Support process improvement initiatives
6)	Support of asset resolution (e.g. auctions)
7)	Support Facilities in property opportunities and issues:
a.	Commonwealth Center
b.	Clore Property
c.	Bowling Green
d.	Parkway Lane
e.	Salem Ops
f.	Richmond
8)	Support development of policies and procedures as needed
9)	Additional opportunities arising from Project Management Office (PMO)